Southwest Georgia Financial  Corporation                          SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
george.kirkland@sgfc.com

                            For Immediate Release

              Southwest Georgia Financial Corporation Announces
              45% Increase in Net Income for 2005 Third Quarter

  *  Earnings per share increases 44.0% over third quarter of 2004
  * Return on average equity of 11.8% improves over 333 basis points over third quarter of 2004

MOULTRIE, GEORGIA, October 20, 2005 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $1.190 million and diluted earnings per share of $.36 for the third quarter of 2005, compared with net income of $819 thousand and diluted earnings per share of $.25 for the third quarter of 2004. For the first nine months of 2005, net income was $3.438 million compared with $2.959 million for the first nine months of 2004.

Revenue growth was primarily driven by higher non-interest income and strong expense control, with most of the increase in non-interest income coming from the mortgage banking subsidiary. Commercial mortgage lending, particularly for condominium projects, has been strong throughout the year, and through September 30, 2005, over $373 million in loans have been closed or brokered. Mortgage banking revenue increased to $1.236 million, a 74% increase over last year's third quarter, and was $3.474 million for the first nine months of 2005, a 30% increase over the same period in 2004.

Return on average equity for the third quarter of 2005 was 11.76% compared with 8.43% for the same period in 2004. Return on average assets for the quarter was 1.61%, an increase of 49 basis points from the same period in 2004.

DeWitt Drew, President and CEO, commented, "The full benefits of the addition of Sylvester Banking Company, acquired in February of 2004, and the Worth County market are now being realized in our performance, as evidenced by our stabilized average returns. Higher funding costs have impacted our ability to grow net interest income, and our challenge continues to be managing these costs in a rising rate environment while contending with lower yields on earning assets. We are encouraged, though, by the stable or increasing net interest margins seen in successive quarters through the year. Our focus on cost discipline, retaining and expanding customer relationships, and identifying acquisition opportunities are central to the core components of our growth strategy."

Mr. Drew added, "Our loan portfolio in mortgage banking must be carefully balanced, so we will be exercising caution going forward as we evaluate future opportunities."

Positive Balance Sheet Trends and Strong Asset Quality

At September 30, 2005, total assets grew to $299.1 million from $293.5 million at the end of the same period last year. Total loans increased to $109.6 million compared with $102.6 million at September 30, 2004, and increased $9.7 million from December 31, 2004. Deposits increased slightly to $219.3 million at the end of the third quarter of 2005, up $2.1 million from the same period in 2004, and down $3.2 million from the end of the year.

The loan loss reserve to total loans remains approximately 2.3%, while nonperforming assets to total assets decreased to 0.16%, a 54 basis point improvement over last year. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $40.6 million as of September 30, 2005, up from $39.1 million reported September 30, 2004, primarily as a result of earnings growth. On a per share basis, book value at quarter end was $12.45, up from $11.95 compared with the same period in 2004. The Company has approximately
3.3 million shares of common stock outstanding.

Revenue

Non-interest income, which continues to be over one-third of the Company's total revenue, was $2.048 million for the third quarter, an increase of 42% from the same period in 2004. As discussed earlier, the largest contributor to non-interest income, mortgage banking services, increased $526 thousand, or 74%, from last year's third quarter. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Along with the increase in mortgage banking services, there were moderate increases in revenue from service charges on deposit accounts, insurance services, and retail brokerage services.

Net interest income for the third quarter of 2005 decreased to $2.61 million compared with $2.65 million for the same period in 2004, due primarily to the increase in the rates of interest on deposits. The Company's net interest margin was 4.02% for the third quarter of 2005, down 12 basis points from the same period a year ago, but up 7 basis points from the second quarter of this year.

Non-interest expenses, exclusive of personnel costs, were down $53 thousand, or 4.2%, compared with the third quarter of last year. Personnel costs were $1.857 million for the quarter, an increase of 10.3%, or $174 thousand, over the same period last year. This is a continuing trend seen throughout the year and can be attributed to incentive based compensation at the mortgage banking subsidiary, increased pension contributions and increased staffing to replace near term retirees. Somewhat offsetting this increase in personnel costs was a $100 thousand decline in other operating expense, which was attributed primarily to the reduction in expenses related to the merged operations of Sylvester Banking Company. Overall non-interest expenses increased for the quarter 4.1% over the same period last year.

Review of First Nine Months of 2005

Earnings per share on a diluted basis for the first nine months of 2005 were $1.04 compared with $.91 for the first nine months of 2004. The year-to-date earnings on a per share basis were affected by an increase in the weighted average share count due to the February 2004 acquisition of First Bank Holding Company and its sole subsidiary, Sylvester Banking Company.
For the first nine months of this year, return on average equity was 11.48% compared with 10.44% for the same period last year, while return on average assets was 1.53% compared with 1.39% for the same period in 2004.

Net interest income for the first nine months of 2005 was slightly lower at $7.76 million compared with $7.83 million for the same period in 2004. Net interest margin was 3.95% for the first nine months of 2005, down 28 basis points from the same period a year ago.

For the first nine months of 2005, non-interest income was $6.036 million, up 21.8% from the same period in 2004. Mortgage banking services increased $805 thousand, or 30%, from the same period last year. Revenue from retail brokerage services and the net gain on the sale or abandonment of assets had increases in the first nine months of 2005 compared with the same period in 2004. These increases were partially offset by decreases in revenue from trust services and service charges on deposit accounts.

Non-interest expense was up $282 thousand, or 3.1%, for the first nine months of 2005 compared with the same period last year. Driving the increase was $516 thousand in higher costs for salary and employee benefits. The year-to-date results in 2004 only included seven months of Sylvester Banking Company's operating costs compared with a full nine month's costs in 2005.

Dividends and Share Repurchases

During the third quarter of 2005, the company paid a regular $0.13 per share quarterly cash dividend. The dividend currently has a yield of approximately 2.5% at an annual dividend rate of $0.52 per share.

Through the first nine months of 2005, the Company repurchased 19,400 shares at an average price of $22.38 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 541,495 shares of its common stock at an average price of $14.16 per share. The price per share data and the numbers of shares repurchased are adjusted for stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $300 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)

                                                  September   December   September
                                                  30, 2005    31, 2004   30, 2004
ASSETS
Cash and due from banks                            $ 13,004   $ 13,367   $  9,303
Interest-bearing deposits with banks                  2,708      5,967      5,738
Federal funds sold                                        0          0          0
Investment securities available for sale             53,607     56,852     56,665
Investment securities held to maturity              106,867    116,046    105,115
Loans, less unearned income and discount            109,599     99,915    102,616
   Allowance for loan losses                         (2,474)    (2,507)    (2,507)
      Net loans                                     107,125     97,408    100,109
Premises and equipment                                6,762      6,830      6,722
Foreclosed assets, net                                    0         14        875
Intangible assets                                     2,838      3,206      3,367
Other assets                                          6,139      5,535      5,630
      Total assets                                 $299,050   $305,225   $293,524

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                              $ 32,650   $ 36,399   $ 31,931
  NOW accounts                                       54,316     52,914     52,923
  Money market                                       16,329     11,851     10,134
  Savings                                            25,411     28,081     28,225
  Certificates of deposit $100,000 and over          23,896     27,343     27,263
  Other time accounts                                66,691     65,900     66,732
      Total deposits                                219,293    222,488    217,208

  Federal funds purchased                                 0          0          0
  Other borrowings                                        0      8,000      8,000
  Long-term debt                                     35,457     30,517     25,631
  Accounts payable and accrued liabilities            3,683      4,776      3,573
      Total liabilities                             258,433    265,781    254,412
Shareholders' equity:
  Common stock - par value $1;  5,000,000 shares
       authorized; 4,265,180 shares issued (*)        4,265      4,263      3,547
  Additional paid-in capital                         31,232     31,188     12,503
  Retained earnings                                  14,791     12,627     31,441
  Accumulated other comprehensive income                (84)       525        739
      Total                                          50,204     48,603     48,230
Treasury stock - at cost (**)                        (9,587)    (9,159)    (9,118)
      Total shareholders' equity                     40,617     39,444     39,112
      Total liabilities and shareholders' equity   $299,050   $305,225   $293,524

*  Common stock - shares outstanding              3,261,868  3,278,608  3,273,804
** Treasury stock - shares                        1,003,312    983,912    982,116

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited)
                 (Dollars in thousands except per share data)
                                      For the Three Months   For the Nine Months
                                       Ended September 30,   Ended September 30,
                                         2005       2004       2005       2004
Interest income:
 Interest and fees on loans           $   2,111  $   1,772  $   5,689  $   5,283
 Interest and dividend on securities
  available for sale                        571        581      1,749      1,873
 Interest on securities
  held to maturity                        1,119      1,154      3,508      3,041
 Interest on federal funds sold               0          0          0         35
 Interest on deposits with banks             12         13         92         31
         Total interest income            3,813      3,520     11,038     10,263

Interest expense:
 Interest on deposits                       888        613      2,396      1,814
 Interest on federal funds purchased          6          1          9          7
 Interest on other borrowings                10         29         49         90
 Interest on long-term debt                 303        225        821        520
         Total interest expense           1,207        868      3,275      2,431
         Net interest income              2,606      2,652      7,763      7,832
Provision for loan losses                    20         58         60         74
   Net income after provision for
    losses on loans                       2,586      2,594      7,703      7,758

Noninterest income:
 Service charges on deposit accounts        407        403      1,138      1,167
 Income from trust services                  82         87        229        232
 Income from retail brokerage
  services                                   62         59        194        176
 Income from insurance services             252        231        819        819
 Income from mortgage
  banking services                        1,236        710      3,474      2,669
 Net gain (loss) on the sale or
  abandonment of assets                     (28)       (96)         8       (282)
 Net gain on the sale of securities           0          0          0          3
 Other income                                37         44        174        172
         Total noninterest income         2,048      1,438      6,036      4,956

Noninterest expense:
 Salary and employee benefits             1,857      1,683      5,502      4,986
 Occupancy expense                          211        201        619        579
 Equipment expense                          170        158        516        474
 Data processing expense                    188        163        544        600
 Amortization of intangible assets          123        123        368        341
 Other operating expense                    510        610      1,719      2,006
         Total noninterest expense        3,059      2,938      9,268      8,986

Income before income tax expense          1,575      1,094      4,471      3,728
Provision for income taxes                  385        275      1,033        769
         Net income                   $   1,190  $     819  $   3,438  $   2,959



Net income per share, basic           $    0.36  $    0.25  $    1.05  $    0.91
Net income per share, diluted         $    0.36  $    0.25  $    1.04  $    0.91
Dividends paid per share,
 basic & diluted                      $    0.13  $    0.11  $    0.39  $    0.33

Basic weighted average
 shares outstanding                   3,264,547  3,292,456  3,269,402  3,252,242
Diluted weighted average
 shares outstanding                   3,285,125  3,317,257  3,296,488  3,271,724

               SOUTHWEST GEORGIA FINANCIAL CORPORATION
                        Financial Highlights
             (Dollars in thousands except per share data)
 At September 30                                     2005            2004
                                                  ---------       ---------
 Assets                                           $ 299,050       $ 293,524
 Loans, less unearned income & discount             109,599         102,616
 Deposits                                           219,293         217,208
 Shareholders' equity                                40,617          39,112
 Book value per share                                 12.45           11.95
 Loan loss reserve/loans                              2.26%           2.44%
 Nonperforming assets/total assets                    0.16%           0.70%


                                              Three Months        Nine Months
                                                 Ended               Ended
                                              September 30,       September 30,
                                            ----------------    ----------------
                                             2005      2004      2005      2004
                                            ------    ------    ------    ------
Net income                                  $1,190    $  819    $3,438    $2,959
Earnings per share, basic                     0.36      0.25      1.05      0.91
Earnings per share, diluted                   0.36      0.25      1.04      0.91
Dividends paid per share, basic & diluted     0.13      0.11      0.39      0.33
Return on assets                             1.61%     1.12%     1.53%     1.39%
Return on equity                            11.76%     8.43%    11.48%    10.44%
Net interest margin (tax equivalent)         4.02%     4.14%     3.95%     4.23%
Net charge offs (recoveries)/
 average loans                               0.09%     0.22%     0.12%     0.10%

Quarterly                       3rd Qtr   2nd Qtr   1st Qtr   4th Qtr   3rd Qtr
Averages                          2005      2005      2005      2004      2004
                                --------  --------  --------  --------  --------
Assets                          $295,108  $298,661  $305,367  $301,868  $292,596
Loans, less unearned
 income & discount               107,654   104,014    99,801   101,250   103,876
Deposits                         214,236   221,296   228,476   222,364   219,791
Equity                            40,464    39,690    39,595    39,374    38,903
Return on assets                   1.61%     1.66%     1.32%     1.20%     1.12%
Return on equity                  11.76%    12.50%    10.18%     9.21%     8.43%
Net income                      $  1,190  $  1,240  $  1,008  $    906  $    819
Net income per share, basic     $   0.36  $   0.38  $   0.31  $   0.28  $   0.25
Net income per share, diluted   $   0.36  $   0.38  $   0.30  $   0.27  $   0.25
Dividends paid per share,
 basic & diluted                $   0.13  $   0.13  $   0.13  $   0.13  $   0.11